									Exhibit 12
First Midwest Bancorp, Inc.
Ratio of Earnings to Fixed Charges (1)
(Dollar amounts in thousands)

	Years Ended December 31,
	2014		2013		2012		2011		2010
Ratio 1 - Including Interest on Deposits
Earnings available for fixed charges:
Net income (loss) from continuing operations	$69,306		$79,306		$(21,054)		$36,563		$(9,684)
Add:
Income tax expense (benefit)	31,170		48,715		(28,882)		4,508		(28,544)
Fixed charges	24,405		28,134		36,011		40,936		50,589

Total earnings available for fixed charges	124,881		156,155		(13,925)		82,007		12,361

Fixed charges (2):
Interest on deposits	$10,377		$11,901		$18,052		$27,256		$37,127
Interest on borrowed funds	573		1,607		2,009		2,743		3,267
Interest on senior and subordinated debt	12,062		13,607		14,840		9,892		9,124

Total interest expense	23,012		27,115		34,901		39,891		49,518

Portion of rental expense representative of interest factor	1,393		1,019		1,110		1,045		1,071

Total fixed charges	24,405		28,134		36,011		40,936		50,589

Preference security dividend (3)	—		—		—		12,105		40,656

Total fixed charges and preferred stock dividends	$24,405		$28,134		$36,011		$53,041		$91,245

Ratio of earnings to fixed charges	5.12	x	5.55	x	(0.39)	x	2.00	x	0.24	x
Ratio of earnings to combined fixed charges and preferred stock dividends	5.12	x	5.55	x	(0.39)	x	1.55	x	0.14	x

Ratio 2 - Excluding Interest on Deposits
Earnings available for fixed charges:
Net income (loss) from continuing operations	$69,306		$79,306		$(21,054)		$36,563		$(9,684)
Add:
Income tax expense (benefit)	31,170		48,715		(28,882)		4,508		(28,544)
Fixed charges	14,028		16,233		17,959		13,680		13,462

Total earnings available for fixed charges	114,504		144,254		(31,977)		54,751		(24,766)

Fixed charges (2):
Interest on borrowed funds	$573		1,607		2,009		2,743		3,267
Interest on senior and subordinated debt	12,062		13,607		14,840		9,892		9,124
Portion of rental expense representative of interest factor	1,393		1,019		1,110		1,045		1,071

Total fixed charges	14,028		16,233		17,959		13,680		13,462

Preference security dividend (3)	—		—		—		12,105		40,656

Total fixed charges and preferred stock dividends	$14,028		$16,233		$17,959		$25,785		$54,118

Ratio of earnings to fixed charges	8.16	x	8.89	x	(1.78)	x	4.00	x	(1.84)	x
Ratio of earnings to combined fixed charges and preferred stock dividends	8.16	x	8.89	x	(1.78)	x	2.12	x	(0.46)	x

(1)	The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings."

(2)	"Fixed charges" consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense.

(3)	This is computed as the amount of the preferred dividend divided by (1 minus the effective income tax rate applicable to continuing operations).